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                                                                    EXHIBIT 23.1

                        Consent of KPMG Peat Marwick LLP

                             ACCOUNTANTS' CONSENT




The Board of Directors
Medirisk, Inc.


We consent to incorporation by reference in the registration statement (No. 333-28541) on Form S-8 of Medirisk, Inc. of our reports dated February 6, 1998, relating to the consolidated balance sheets of Medirisk, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which reports appear in the 1997 annual report on Form 10-K of Medirisk, Inc.




                                             /s/ KPMG PEAT MARWICK LLP


Atlanta, Georgia
March 27, 1998